Exhibit 99.1

Courier Reports Solid Third Quarter

Digital Sales Continue to Grow; Courier to Add Second HP Press in Kendallville

NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--August 1, 2013--Courier Corporation (Nasdaq: CRRC), one of America’s leading innovators in book manufacturing, publishing and content management, today announced results for the quarter ended June 29, 2013, the third quarter of its 2013 fiscal year. Revenues were $64.1 million, up 9% from last year’s third-quarter revenues of $58.9 million. Net income for the quarter was $1.7 million or $.15 per diluted share, up from $1.6 million or $.13 per diluted share in last year’s third quarter.

For the first nine months of fiscal 2013, Courier revenues were $190.7 million, up 4% from $184.2 million in fiscal 2012. Net income for the year to date was $4.4 million or $.39 per diluted share, versus $3.5 million or $.29 per diluted share for the first nine months of last year, which included first-quarter charges related to severance and post-retirement benefits and a gain from asset sales; excluding those items, net income for the first nine months of fiscal 2012 was $4.2 million or $.35 per diluted share. Details can be found in the tables at the end of this release.

In Courier’s book manufacturing segment, third-quarter sales were up in all three of its principal markets, with the largest gains in the education market, led by increased sales of customized textbooks at the college and university levels. Sales to the religious market were also up in keeping with long-term trends, while trade sales rose on increases in both digital and four-color books. In Courier’s publishing segment, sales were down slightly, but the segment’s operating losses narrowed for both the quarter and the year to date.

“The second half of our fiscal year is typically much stronger than the first half, and so far we are on track to repeat that pattern in fiscal 2013,” said Courier Chairman and Chief Executive Officer James F. Conway III. “As a book manufacturer and content management partner, we had a very good quarter as we continued to capitalize on growing demand for customized college textbooks. At the same time, we continued to expand our share of work on behalf of our largest religious customer in support of its long-term program of international Scripture distribution. In our publishing segment, while overall sales were down slightly, we continued to trim the segment’s operating losses, helped by healthy growth in ebook sales.

“We head into our fourth quarter with a strong order flow for both our digital and offset manufacturing facilities. Our new digital plant in Kendallville, Indiana ramped up smoothly in time for the peak season in the education market, and is now working hard alongside its offset counterpart to handle virtually any combination of product formats and run lengths. Anticipating further growth, we are preparing our Kendallville facility for the addition of a second digital press. Meanwhile, our integration of our April acquisition of FastPencil, a provider of self-publishing and workflow solutions, is proceeding according to plan.

“Once again I am pleased to announce that our Board has approved our regular quarterly dividend of $.21 per share.”

Book manufacturing: digital + offset combination powers gains

Courier’s book manufacturing segment had third-quarter sales of $58.1 million, up 11% from $52.4 million in the same period last year. For fiscal 2013 to date, book manufacturing sales were $171.5 million, up 5% from $163.9 million in the first nine months of fiscal 2012. The segment’s third-quarter operating income was $4.2 million, versus $4.0 million a year ago. On a year-to-date basis, operating income was $11.1 million, up from $10.5 million for the same period last year, which included the first-quarter items mentioned above. Gross profit for the third quarter was $11.9 million or 20.4% of sales, versus $10.2 million or 19.5% of sales last year. Gross profit for the first nine months of fiscal 2013 was $33.3 million, compared to $31.9 million in fiscal 2012, and as percentage of sales was 19.4% in both periods. The margin improvement in the third quarter reflected a favorable sales mix and increased capacity utilization, which more than offset the effects of a competitive pricing environment and reduced recycling income.

The book manufacturing segment focuses on three markets: education, religious, and specialty trade. Sales to the education market were up 18% in the quarter and up 9% for the year to date, with the largest proportion of sales at the college and university levels. Sales to the religious market were up 7% in the third quarter and up 4% for the first nine months of the year, driven by growth in sales to our largest religious customer. Sales to the specialty trade market were up 4% in the third quarter, but down 1% for the first nine months of the fiscal year. Sales at Courier Digital Solutions continued to account for a growing percentage of total book manufacturing sales in both education and specialty trade.

“It was a great quarter in the education market,” said Mr. Conway. “The ongoing shift toward customized versions of college textbooks continues to fuel growth at our two digital facilities, and we had good utilization in our offset print facilities as well. Meanwhile, demand for four-color digital has also increased across many specialty trade categories as publishers work to manage inventory and obsolescence costs. Our combination of digital and offset print, content management and distribution expertise makes us a versatile, economical partner to publishers of all sizes, and our new strategic relationship with Ingram Content Group gives our customers even more options for efficient print distribution and fulfillment. All these factors played into our decision to order a second HP T-410 wide-body digital inkjet press for our Kendallville plant, with the installation expected to be completed in October.”

Publishing: ebooks contribute to improved performance

Courier’s publishing segment includes three businesses: Dover Publications, a publisher of thousands of titles in dozens of specialty trade markets; Creative Homeowner, a publisher of books on home design, decorating, landscaping and gardening; and Research & Education Association (REA), a publisher of test preparation books and study guides.

Third-quarter revenues for the segment were $8.8 million, down 3% from $9.1 million in last year’s third quarter. The segment’s operating loss for the quarter was $889,000, versus a loss of $975,000 last year. For fiscal 2013 to date, segment sales were $27.3 million, versus $28.2 million for the first nine months of last year. The segment’s operating loss through nine months was $2.4 million, versus a loss of $3.9 million for the corresponding period last year.

Within the segment, third-quarter and year-to-date sales were both up modestly at Dover, helped by growing ebook sales and higher sales to large retailers, but down at REA and Creative Homeowner. Creative Homeowner, with its reduced cost structure, was slightly profitable during the quarter despite the sales decline.

“Our publishing segment continues to adapt to a challenging book retail environment,” said Mr. Conway. “Through careful management, we are steadily chipping away at the operating losses that have troubled the segment in the soft economy of the last few years. Part of this process includes narrowing Creative Homeowner’s focus to concentrate on products with predictable, positive cash flow. At the same time, Dover continues to press forward with ebooks and other new titles suited to today’s consumers, as well as the use of an expanded range of channels to reach them. Ebook sales for the year to date have passed the million-dollar mark, and on the print side, Dover’s Creative Haven adult coloring book line continues to grow and attract new fans each month.”

Outlook

“We start our fourth quarter exceptionally well positioned to serve our customers in today’s economy,” said Mr. Conway. “We have carved out a distinctive profile as a complete, state-of-the-art resource for publishers in all of our principal markets, with capabilities tailored to their evolving content, process and distribution needs. Our ability to deliver customized versions in any quantity continues to help us grow share in the education and trade markets, while our expanding role on behalf of our largest religious customer is enabling it to reach more people in more countries than ever.

“We continue to expect our performance in fiscal 2013 to reflect our customary seasonal pattern, with the largest portion of our earnings coming in our fourth quarter. With our digital capacity in Kendallville already squeezed, we are moving quickly to install a second HP T-410 digital inkjet press alongside the first one, to begin production in the first quarter of fiscal 2014. The total cost of this digital expansion will be approximately $12 million, of which we will be paying approximately half in the current fiscal year and half next year.

“As a result, we now expect capital expenditures, which were $10 million in fiscal 2012, to total between $23 million and $25 million in fiscal 2013, with approximately $20 million dedicated to expanding our digital capabilities.

“In line with our past practice, today’s guidance, including comparisons to prior performance, excludes impairment and restructuring charges. Overall, we expect fiscal 2013 sales of between $269 million and $278 million, an increase of between 3% and 6% over the 53-week period of fiscal 2012. We also expect earnings per diluted share of between $.80 and $1.00, which compares with our fiscal 2012 earnings of $.91 per diluted share, excluding restructuring charges.

“In addition to measuring our performance by generally accepted accounting principles, we also track several non-GAAP measures including EBITDA (earnings before interest, taxes, depreciation and amortization) as an additional indicator of the company's operating cash flow performance. This measure should be considered in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In fiscal 2013, we expect EBITDA to be between $40 million and $44 million, compared to $42 million in fiscal 2012, excluding restructuring charges.

Factors not incorporated into this guidance include the possibility of future impairment or restructuring charges.

About Courier Corporation

Courier Corporation is America’s third largest book manufacturer and a leader in content management and customization in new and traditional media. It also publishes books under three brands offering award-winning content and thousands of titles. Founded in 1824, Courier is headquartered in North Chelmsford, Massachusetts. For more information, visit www.courier.com.

This news release includes forward-looking statements, including statements relating to the Company’s financial expectations for fiscal year 2013, including sales, EBITDA, earnings per share and capital expenditures. Statements that describe future expectations, plans or strategies are considered “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers’ demand for the Company’s products, including seasonal changes in customer orders and shifting orders to lower cost regions, changes in market growth rates, changes in raw material costs and availability, pricing actions by competitors and other competitive pressures in the markets in which the Company competes, consolidation among customers and competitors, insolvency of key customers or vendors, changes in the Company’s labor relations, changes in obligations of multiemployer pension plans, success in the execution of acquisitions and the performance and integration of acquired businesses including carrying value of intangible assets, restructuring and impairment charges required under generally accepted accounting principles, changes in operating expenses including medical and energy costs, changes in technology including migration from paper-based books to digital, difficulties in the start up of new equipment or information technology systems, changes in copyright laws, changes in consumer product safety regulations, changes in environmental regulations, changes in tax regulations, changes in the Company’s effective income tax rate and general changes in economic conditions, including currency fluctuations, changes in interest rates, changes in consumer confidence, changes in the housing market, and tightness in the credit markets. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

COURIER CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	QUARTER ENDED		NINE MONTHS ENDED
	June 29,	June 23,	June 29,	June 23,
	2013	2012	2013	2012

Net sales	$64,143	$58,896	$190,677	$184,220
Cost of sales	49,315	45,864	147,845	143,392

Gross profit	14,828	13,032	42,832	40,828

Selling and administrative expenses	11,813	10,285	35,062	35,227

Operating income	3,015	2,747	7,770	5,601

Interest expense, net	325	246	706	699
Other income	-	-	-	(587)

Income before taxes	2,690	2,501	7,064	5,489

Income tax provision	1,009	937	2,627	2,031

Net income	$1,681	$1,564	$4,437	$3,458

Net income per diluted share	$0.15	$0.13	$0.39	$0.29

Cash dividends declared per share	$0.21	$0.21	$0.63	$0.63

Wtd. average diluted shares outstanding	11,382	12,026	11,415	12,093

SEGMENT INFORMATION:

Net sales:
Book Manufacturing	$58,060	$52,413	$171,460	$163,863
Publishing	8,818	9,127	27,305	28,214
Elimination of intersegment sales	(2,735)	(2,644)	(8,088)	(7,857)
Total	$64,143	$58,896	$190,677	$184,220

Operating income (loss):
Book Manufacturing	$4,245	$3,982	$11,139	$10,537
Publishing	(889)	(975)	(2,393)	(3,938)
Stock based compensation	(330)	(331)	(1,002)	(1,098)
Intersegment profit	(11)	71	26	100
Total	$3,015	$2,747	$7,770	$5,601

COURIER CORPORATION
SEGMENT RESULTS OF OPERATIONS (Unaudited)
(In thousands)

BOOK MANUFACTURING SEGMENT	QUARTER ENDED		NINE MONTHS ENDED
	June 29,	June 23,	June 29,	June 23,
	2013	2012	2013	2012

Net sales	$58,060	$52,413	$171,460	$163,863
Cost of sales	46,209	42,193	138,165	132,008

Gross profit	11,851	10,220	33,295	31,855

Selling and administrative expenses	7,606	6,238	22,156	21,318

Operating income	$4,245	$3,982	$11,139	$10,537

PUBLISHING SEGMENT	QUARTER ENDED		NINE MONTHS ENDED
	June 29,	June 23,	June 29,	June 23,
	2013	2012	2013	2012

Net sales	$8,818	$9,127	$27,305	$28,214
Cost of sales	5,831	6,387	17,795	19,340

Gross profit	2,987	2,740	9,510	8,874

Selling and administrative expenses	3,876	3,715	11,903	12,812

Operating loss	($889)	($975)	($2,393)	($3,938)

COURIER CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(In thousands)

	June 29,	September 29,
ASSETS	2013	2012

Current assets:
Cash and cash equivalents	$193	$64
Investments	951	765
Accounts receivable	32,199	35,152
Inventories	37,262	36,364
Deferred income taxes	4,512	4,273
Other current assets	4,173	950
Total current assets	79,290	77,568

Property, plant and equipment, net	90,043	89,952
Goodwill and other intangibles	26,161	17,880
Prepublication costs	6,708	7,135
Deferred income taxes	2,320	3,451
Other assets	1,888	1,374

Total assets	$206,410	$197,360

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt	$1,599	$1,872
Accounts payable	11,938	11,364
Accrued taxes	818	3,857
Other current liabilities	15,740	15,777
Total current liabilities	30,095	32,870

Long-term debt	24,642	13,696
Other liabilities	10,405	6,283

Total liabilities	65,142	52,849

Total stockholders' equity	141,268	144,511

Total liabilities and stockholders' equity	$206,410	$197,360

COURIER CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	For the Nine Months Ended
	June 29,	June 23,
	2013	2012
Operating Activities:
Net income	$4,437	$3,458
Adjustments to reconcile net income to cash provided from operating activities:

Depreciation and amortization	17,823	18,022
Stock-based compensation	1,002	1,098
Deferred income taxes	514	983
Gain on disposition of assets	-	(587)
Changes in other working capital	(2,089)	(79)
Other long-term, net	(609)	(1,003)

Cash provided from operating activities	21,078	21,892

Investment Activities:
Capital expenditures	(14,461)	(4,065)
Business acquisition, net of cash acquired	(5,000)	-
Prepublication costs	(2,598)	(3,171)
Proceeds on disposition of assets	-	587
Investments	(686)	(169)

Cash used for investment activities	(22,745)	(6,818)

Financing Activities:
Long-term debt borrowings (repayments), net	10,673	(2,479)
Cash dividends	(7,244)	(7,693)
Proceeds from stock plans	170	167
Stock repurchases	(1,568)	(4,842)
Other	(235)	(275)

Cash provided from (used for) financing activities	1,796	(15,122)

Increase (decrease) in cash and cash equivalents	$129	($48)

In addition to measuring our performance by generally accepted accounting principles, we also track several non-GAAP measures including EBITDA (earnings before interest, taxes, depreciation and amortization) as additional indicators of the company's operating cash flow performance. These measures should be considered in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

Non-GAAP reconciliation - EBITDA:
Net income	$4,437	$3,458
Income tax provision	2,627	2,031
Interest expense, net	706	699
Depreciation and amortization	17,823	18,022
Severance-related expense/restructuring	-	1,814
Other income	-	(587)
EBITDA	$25,593	$25,437

COURIER CORPORATION
OTHER RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES (Unaudited)
(In thousands, except per share amounts)

		Quarter Ended June 23, 2012				Nine Months Ended June 23, 2012
		Income	Income		Net Income	Income	Income		Net Income
		Before	Tax	Net	per Diluted	Before	Tax	Net	per Diluted
		Taxes	Provision	Income	Share	Taxes	Provision	Income	Share

GAAP basis measures		$2,501	$937	$1,564	$0.13	$5,489	$2,031	$3,458	$0.29

Severance and post-
retirement benefits	(1)	235	87	148	0.01	1,814	671	1,143	0.09
Other income	(2)	-	-	-	-	(587)	(217)	(370)	(0.03)

Non-GAAP measures		$2,736	$1,024	$1,712	$0.14	$6,716	$2,485	$4,231	$0.35

BOOK MANUFACTURING SEGMENT			Quarter Ended June 23, 2012				Nine Months Ended June 23, 2012
			GAAP Basis	Non-Recurring	Non-GAAP		GAAP Basis	Non-Recurring	Non-GAAP
			Measures	Items (1)	Measures		Measures	Items (1)	Measures

Net sales			$52,413		$52,413		$163,863		$163,863
Cost of sales			42,193	(212)	41,981		132,008	(212)	131,796

Gross profit			10,220	212	10,432		31,855	212	32,067

Selling and administrative expenses			6,238	(23)	6,215		21,318	(961)	20,357

Operating income			$3,982	$235	$4,217		$10,537	$1,173	$11,710

PUBLISHING SEGMENT			Quarter Ended June 23, 2012				Nine Months Ended June 23, 2012
			GAAP Basis	Non-Recurring	Non-GAAP		GAAP Basis	Non-Recurring	Non-GAAP
			Measures	Items (1)	Measures		Measures	Items (1)	Measures

Net sales			$9,127		$9,127		$28,214		$28,214
Cost of sales			6,387		6,387		19,340		19,340

Gross profit			2,740	-	2,740		8,874	-	8,874

Selling and administrative expenses			3,715	-	3,715		12,812	(641)	12,171

Operating loss			($975)	$0	($975)		($3,938)	$641	($3,297)

(1) During the first nine months of the prior year, cost reduction measures were taken in both of the Company's operating segments. Related severance and post-retirement benefit expenses were $235,000 in the third quarter and $1.8 million in the first nine months.

(2) During the first quarter of last year, the Company recorded a $0.6 million gain associated with the sale of its interests in non-operating real property relating to cell towers.

CONTACT:
Courier Corporation
James F. Conway III, 978-251-6000
Chairman, President and Chief Executive Officer
or
Peter M. Folger, 978-251-6000
Senior Vice President and Chief Financial Officer
www.courier.com